Exhibit 99.1

francesca’s® Files Voluntary Chapter 11 to Implement Sale

Company Obtains $25 Million in Financing to Facilitate Sale Process While Continuing to Serve Customers in the Ordinary Course

Process Aimed at Addressing Lease Obligations, Positioning the Company for New Ownership for Long-Term and Brand Sustainability

HOUSTON, TX - December 3, 2020 - Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced that the Company, along with its subsidiaries, has voluntarily filed for relief under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on December 3, 2020. francesca’s® intends to use these proceedings to implement a sale process focused on the Company’s core retail locations as well as its promising digital expansion and new brand launches. The Company will be filing a motion seeking authorization to pursue an auction and sale process under section 363 of the U.S. Bankruptcy Code and expects to move through the sale process as expeditiously as possible. The Company is committed to working with its lenders and stakeholders towards a speedy and successful resolution of the cases.

francesca’s® has received a commitment from its existing lender Tiger Finance, LLC for a $25 million debtor-in-possession (“DIP”) financing facility. The new facility, which is subject to Court approval, will enable the Company to continue to operate the business and meet its financial obligations, including the timely payment of employee wages and benefits, continued provision of customer orders and shipments, and payment of other obligations during the chapter 11 cases. This funding will support the Company for the duration of the sale process, providing francesca’s® with the financial runway and flexibility to run a thorough process to maximize value. After thoroughly evaluating all strategic alternatives, the Board of Directors unanimously agreed that pursuing a sale of the business is a necessary step forward for the business. The Company has entered into a Letter of Intent with TerraMar Capital, LLC (“TerraMar”), an investment firm that provides debt and equity capital to middle-market businesses, for TerraMar or an affiliate to become the stalking horse bidder for the auction and sale process. The Letter of Intent is subject to customary conditions, including execution of a definitive asset purchase agreement, and contemplates the purchase of francesca's® business as a going concern.

The Company previously announced plans to close 140 boutiques and plans to attempt to renegotiate a number of leases during this process, which may include closing additional boutiques. As of today, 558 boutiques remain open for business.

“Implementing this process allows francesca’s® to address our lease obligations and seek a new investor that can see francesca’s® into the future. The financing provided by Tiger will enable francesca’s® to pursue a sale process that will allow us continue to focus on our omni-channel strategies, optimize our boutique fleet, broaden our customer reach with brand extensions and drive sustainable, profitable growth,” said Andrew Clarke, Chief Executive Officer of francesca’s®.

“We are excited by the potential partnership with TerraMar and we share their belief in the future of the business. In addition, a number of other parties are currently engaged in the due diligence process to become the owner of a new and revitalized francesca’s®,” Mr. Clarke continued. “We are confident that we will emerge from this process as a stronger company poised to drive growth by exploring new brand avenues, expanding our ecommerce channels, and providing our customers with the latest fashion options and treasure hunt experiences they know and love us for.”

FTI Consulting, Inc. and FTI Capital Advisors LLC have been retained as the Company’s financial advisor and investment banker, subject to approval of the Court, to manage the sale and auction process. The proposed bidding procedures, if approved by the Court, would allow interested parties to submit binding offers to acquire substantially all of francesca’s® assets free and clear of the Company's indebtedness and liabilities. Interested parties could include both strategic and financial buyers, for whom substantial due diligence materials are available. The Company has proposed the following timeline for the sale process, subject to approval by the Court:

-	Bids expected to be submitted by January 13, 2021
-	Structured auction targeted to commence no later than January 15, 2021
-	Sale intended to be concluded by January 20, 2021

Additional information about the proposed asset sale, as well as other documents related to the restructuring and reorganization proceedings, is available through francesca’s® case website at https://cases.stretto.com/francescas.

O’Melveny & Myers LLP and Richards Layton & Finger LLP are serving as the Company's legal advisors.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 558 boutiques in 45 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

Company Contact:

Cindy Thomassee

832-494-2240

IR@francescas.com